                                                                    EXHIBIT 12

                           AMERICAN EXPRESS COMPANY
         COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                  Six Months
                                                Ended June 30,                      Years Ended December 31,
                                                     2004        --------------------------------------------------------------
                                                  (Unaudited)       2003         2002         2001         2000         1999
                                                --------------   ----------   ----------   ----------   ----------   ----------
Earnings:
   Pretax income from
     continuing operations                      $        2,514   $    4,247   $    3,727   $    1,596   $    3,908   $    3,438
   Interest expense                                        781        1,617        1,846        2,888        2,952        2,178
   Other adjustments                                        81          157          174          175          163          151
                                                --------------   ----------   ----------   ----------   ----------   ----------
Total earnings (a)                              $        3,376   $    6,021   $    5,747   $    4,659   $    7,023   $    5,767
                                                --------------   ----------   ----------   ----------   ----------   ----------

Fixed Charges:
   Interest expense                             $          781   $    1,617   $    1,846   $    2,888   $    2,952   $    2,178
   Other adjustments                                        72          140          151          170          165          152
                                                --------------   ----------   ----------   ----------   ----------   ----------
Total fixed charges (b)                         $          853   $    1,757   $    1,997   $    3,058   $    3,117   $    2,330
                                                --------------   ----------   ----------   ----------   ----------   ----------

Ratio of earnings to fixed charges (a/b)                  3.96         3.43         2.88         1.52         2.25         2.48

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the Company) and Travel Related Services' Cardmember lending activities, which is netted against net investment income and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for under the equity method.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.